EX.99.B9(c)


                           CO-ADMINISTRATION AGREEMENT


      THIS CO-ADMINISTRATION AGREEMENT (the "Agreement") is made as of _____________, 1995 by and between THE SHAREHOLDER SERVICES GROUP, INC., a Massachusetts corporation ("TSSG"), and NATIONS FUND PORTFOLIOS, INC., a Maryland Corporation, (the "Company").

      WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Company desires to retain TSSG to render certain fund accounting and related administrative services for the Company's investment portfolios listed on Schedule I (individually, a "Fund" and collectively, the "Funds") to provide administrative services, and TSSG is willing to render such services; and

      WHEREAS, the Company is retaining pursuant to a separate Administration Agreement, Stephens Inc. ("Stephens") to provide certain other administration services.

                                   WITNESSETH:

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Company hereby appoints TSSG to act as Co-Administrator of the Funds, and TSSG hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by either the Company or TSSG, each new investment portfolio established in the future by the Company shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule I.

      2. Delivery of Documents. The Company has furnished TSSG with copies properly certified or authenticated of each of the following:

         (a) The Company's most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and under the 1940 Act (File Nos. [ ] and 811-[ ]), as filed with the Securities and Exchange Commission (the "SEC") on ______________ relating to the Funds' units or shares (the "Shares");

         (b) The Funds' most recent Prospectus(es); and

         (c) The Funds' most recent Statement(s) of Additional Information.

      The Company will furnish TSSG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide TSSG with any other documents that TSSG may reasonably request and will notify TSSG as soon as possible of any matter materially affecting TSSG's performance of its services under this Agreement.

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      3. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Directors of the Company, TSSG, as Co-Administrator, will assist in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services, from and after the effective date of this Agreement.

         (a) Providing accounting and bookkeeping services (including the maintenance for the periods prescribed by Rule 31a-2 under the 1940 Act of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder). TSSG further agrees that all such records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request;

         (b) Providing the services of certain persons who may be appointed as Treasurer or Assistant Treasurer of the Company by the Company's Board of Directors;

         (c) Valuing each Fund's assets and calculating the net asset value and the net income of the shares of each Fund in accordance with the Company's current Prospectus(es) and resolutions of the Company's Board of Directors, provided, that in performing such services, TSSG shall obtain security market quotes from independent pricing services, or if such quotes are unavailable, obtain such prices from the Adviser;

         (d) Accumulating information for reports to the Company's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

         (e) Preparing and filing on a timely basis the Company's tax returns and other tax filings;

         (f) On the basis of information provided by the Company's investment adviser to TSSG, performing monthly compliance testing with regard to the items specified on Annex A, attached hereto and incorporated herein;

         (g) Preparing and furnishing the Company with monthly broker security transactions summaries and monthly security transaction listings and (at the Company's request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested; and

         (h) Assisting the Company and its agents in their accumulation and preparation of materials for Board of Directors meetings and for regulatory examinations and inspections of the Company, however, only to the extent such materials relate to the services being performed for the Company by TSSG.



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      In performing all services under this Agreement, TSSG shall (a) act in conformity with the Company's Articles of Incorporation and By-Laws; the 1940 Act, the Investment Advisers Act of 1940 and other applicable laws, as the same may be amended from time to time; and the Company's Registration Statement, as such Registration Statement may be amended from time to time, (b) consult and coordinate with legal counsel for the Company, as necessary and appropriate, and
(c) advise and report to the Company and its legal counsel, as necessary or appropriate, with respect to any compliance or other matters that come to its attention.

      In connection with its duties under this Paragraph 3, TSSG may, at its own expense, enter into sub co-administration agreements with other service providers, provided that each such service provider agrees with TSSG to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. TSSG will provide the Company with a copy of each sub co-administration agreement it executes relating to the Company. TSSG will be liable for acts or omissions of any such sub co-administrators under the standards of care provided herein under Paragraph 5.

      In performing its services under this Agreement, TSSG shall cooperate and coordinate with Stephens as necessary and appropriate and shall provide such information as is reasonably necessary or appropriate for Stephens to perform its responsibilities to the Company.

      4. Compensation. TSSG shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in 4(b) below.

         (a) TSSG will from time to time employ or associate with itself such person or persons as TSSG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both TSSG and the Company. The compensation of such person or persons shall be paid by TSSG and no obligation shall be incurred on behalf of the Company in such respect.

         (b) TSSG shall not be required to pay any of the following expenses incurred by the Company: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Company who are not affiliated with TSSG; outside auditing expenses; outside legal expenses; fees of independent pricing services utilized by TSSG to value each Fund's assets; or other expenses not specified in this Section 4 which may be properly payable by the Company and which are approved by the Company's President or Treasurer.

         (c) For the services to be rendered, and expenses assumed by TSSG under this Agreement the Company will pay to Stephens, for its services and as agent for TSSG, a monthly fee in accordance with the terms set forth in the Fee Letter Agreement dated as of _____________, 1995 among the Company, TSSG and Stephens as the same may be amended from time to time (the "Fee Letter Agreement") provided, however, that any amendments to the Fee Letter Agreement shall be presented for approval or ratification by the Directors at the next regularly scheduled Board meeting.

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         (d) The Company will compensate TSSG for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements by TSSG for services that are not specifically identified in Paragraph 3 above. Such out-of-pocket disbursements may include, but are not limited to, costs associated with postage (including overnight services), telephone, telecommunications (including facsimiles), duplicating, pricing services and forms and supplies. TSSG shall not be obligated to incur any out-of-pocket disbursements for services that are not specifically identified in Paragraph 3 above, unless reasonably satisfactory arrangements for the payment of such expenses are agreed to by the Company and TSSG, prior to such expenses being incurred.

      5. Limitation of Liability; Indemnification.

         (a) TSSG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from TSSG's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. Any person, even though also an officer, Director, partner, employee or agent of TSSG, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with TSSG's duties as Co-Administrator hereunder), to be acting solely for the Company and not as an officer, Director, partner, employee or agent or one under the control or discretion of TSSG even though paid by it.

         (b) The Company, on behalf of each Fund, will indemnify TSSG against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or gross negligence of TSSG in the performance of such obligations and duties or by reason of its reckless disregard thereof. TSSG will not confess any claim or settle or make any compromise in any instance in which the Company will be asked to provide indemnification, except with the Company's prior written consent. Any amounts payable by the Company under this Section 5(b) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Company.

      6. Termination of Agreement.

         (a) This Agreement shall become effective _____________, 1995 and shall remain in full force and effect unless terminated pursuant to the provisions of subsection (b) of this Section 6.

         (b) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the Board of Directors of the Company or by TSSG. TSSG will cooperate with and assist the Company, its agents and any successor administrator or administrators in the substitution/conversion process.

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         (c) Section 8 shall survive this Agreement's termination.

      7. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      8. Confidentiality. All books, records, information and data pertaining to the business of the Company, its prior, present or potential shareholders and the Adviser's customers that are exchanged or received pursuant to the performance of TSSG's duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Company or as may be required by law, and shall not be used for any purpose other than performance of its responsibilities and duties hereunder.

      9. Service to Other Companies or Accounts.

      The Company acknowledges that TSSG now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, sub-investment adviser and/or administrator to other investment companies or series of investment companies, and the Company has no objection to TSSG's so acting. The Company further acknowledges that the persons employed by TSSG to assist in the performance of TSSG's duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of TSSG or any affiliate of TSSG to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      10. Miscellaneous

         (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or TSSG shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                    To the Company:

                                    Nations Fund Portfolios, Inc.
                                    111 Center Street
                                    Little Rock, Arkansas  72201
                                    Attention:  Secretary


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                                    To TSSG:


                                    The Shareholder Services Group, Inc.
                                    One Exchange Place, BOS425
                                    Boston, MA  02109
                                    Attention:  Patricia L. Bickimer, Esq.

         (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

         (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

         (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

         (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (f) This Agreement and the Fee Letter Agreement constitute the entire agreement between the parties hereto with respect to the matters described herein.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

                              THE SHAREHOLDER SERVICES GROUP, INC.


                              By:  ___________________________________
                                   Name:
                                   Title

                              NATIONS FUND PORTFOLIOS, INC.


                              By:  ___________________________________
                                   Name:
                                   Title


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                                     ANNEX A



      TSSG shall perform the following compliance tests on a monthly basis (based only on information received from the Company's investment adviser, the accuracy of which will not be independently verified by TSSG):

1. The following tests derived from Sub-Chapter M of the Internal Revenue Code of 1986, as amended:

      (a) 90% gross income test;
      (b) 30% short-three test; and
      (c) asset diversification test.

2. The following tests derived from the Investment Company Act of 1940, as amended:

      (a) Asset diversification tests for both money market funds and non-money market funds.


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                                   SCHEDULE I

Nations Global Income Fund
Nations Pacific Growth Fund
Nations Emerging Markets Fund
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